EXHIBIT 5.3

[LETTERHEAD OF BARNES & THORNBURG LLP]

February 28, 2010

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 1200

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to (i) Beazer Homes Indiana, LLP, an Indiana limited liability partnership, (ii) Paragon Title, LLC, an Indiana limited liability company, and (iii) Trinity Homes, LLC, an Indiana limited liability company doing business as Beazer Homes (collectively, the “Guarantors”), all of which are remote subsidiaries of Beazer Homes USA, Inc., a Delaware corporation (“Beazer”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Beazer and the direct and remote subsidiaries of Beazer listed in the Registration Statement, including the Guarantors, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by Beazer of up to $250,000,000 aggregate principal amount of its 9.125% Senior Notes due 2019 (the “New Notes”) and the issuance by the Guarantors and certain other subsidiaries listed in the Registration Statement of guarantees (the “New Guarantees”) with respect to the New Notes. The New Notes and New Guarantees will be offered by Beazer in exchange for $250,000,000 aggregate principal amount of its outstanding 9.125% Senior Notes due 2019 and related guarantees of those notes. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

The New Notes and the New Guarantees will be issued under an Indenture, dated as of April 17, 2002 (the “Base Indenture”), among Beazer, the Guarantors, certain other subsidiary guarantors listed in the Registration Statement and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Fourteenth Supplemental Indenture, dated as of November 12, 2010 by and among Beazer, the Trustee, the Guarantors and the other guarantors signatory thereto (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). We have assumed, with your permission, that (i) the Indenture has not been further amended, modified or supplemented, (ii) the substantive provisions of the New Guarantees, when issued, will be identical to the provisions of Article Four of the Supplemental Indenture and (iii) the New Notes have been issued pursuant to Article One of the Supplemental Indenture and otherwise in compliance with the provisions of the Indenture.

The New Notes, the New Guarantees and the Indenture are sometimes referred to herein individually as a “Transaction Document” and, collectively, the “Transaction Documents”.

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

i.	the Registration Statement;

ii.	the Indenture;

iii.	the New Notes;

iv.	the New Guarantees;

v.	the articles of organization and the operating agreement of each of Paragon Title, LLC and Trinity Homes, LLC as presently in effect as certified by the Secretary of each such limited liability company as of the date hereof;

Beazer Homes USA, Inc.

February 28, 2011

vi.	the Registration to Qualify as a Limited Liability Partnership filed by Beazer Homes Indiana, LLP with the Indiana Secretary of State on December 29, 2004 and its partnership agreement as presently in effect as certified by the Secretary of such limited liability partnership as of the date hereof;

vii.	a certificate of the Secretary of State of the State of Indiana as to the existence of each Guarantor under the laws of the State of Indiana as of February 4, 2011; and

viii.	resolutions adopted by each Guarantor’s governing body, certified by the respective Secretary of each such Guarantor, relating to the execution and delivery of, and the performance by each of the Guarantors of its respective obligations under, the Transaction Documents.

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization of all agreements, instruments and other documents by all the parties thereto (other than the due authorization of each such agreement, instrument and document by the Guarantors); (ii) the due execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due execution and delivery of each such agreement, instrument and document by the Guarantors); (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) that the Transaction Documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto (other than the Guarantors), enforceable against such parties (other than the Guarantors) in accordance with their respective terms and that no Transaction Document has been amended or terminated orally or in writing except as has been disclosed to us; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and the Guarantors and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company and the Guarantors.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

1. Beazer Homes Indiana, LLP is a general partnership subject to the Uniform Partnership Act of the State of Indiana, became registered as an Indiana limited liability partnership pursuant to the LLP Registration, and has all requisite power and authority under Indiana law and its current partnership agreement to conduct its business and to own its properties (all as described in the Registration Statement) and to execute, deliver and perform all of its obligations under the New Guarantees.

2. Each of Paragon Title, LLC and Trinity Homes, LLC is validly existing as a limited liability company under the laws of the State of Indiana and has all requisite power and authority, limited liability company or otherwise, to conduct its business and to own its properties (all as described in the Registration Statement) and to execute, deliver and perform all of its obligations under the New Guarantees.

3. Each of the Guarantors has duly authorized, executed and delivered the Supplemental Indenture.

4. The execution and delivery by each of the Guarantors of the Supplemental Indenture, and the performance of its obligations thereunder, and the issuance of the New Guarantees by the Guarantors, have been duly authorized by all necessary limited liability company or limited liability partnership or other action, as applicable, and do not and will not (i) require any further consent or further approval of its managers, members or partners, as applicable, or (ii) violate any provision of any law, rule or regulation of the State of Indiana or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award of any federal or state court or governmental authority presently in effect to which such Guarantor is a named party which violation would impair its ability to perform its obligations under the New Guarantees or (iii) violate its current (A) partnership agreement with respect to Beazer Homes Indiana, LLP, or (B) articles of organization or operating agreement with respect to Paragon Title, LLC or Trinity Homes, LLC.

Beazer Homes USA, Inc.

February 28, 2011

The opinions set forth above are subject to the following qualifications and exceptions:

We are members of the Bar of the State of Indiana. In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the State of Indiana. This opinion letter has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm Troutman Sanders LLP in and in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement. We hereby consent to the references in the Registration Statement, to our Firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Barnes & Thornburg LLP